Exhibit 8.2

■ Chartered Accountants (SA) Wanderers Office Park 52 Corlett Drive, Illovo PO Box 2322 Johannesburg 2000	■ Telephone (011) 772-3000 Telefax (011) 772-4000 Docex 123 Randburg Website www.ey.co.za

18 February, 2005

Harmony Gold Mining Company Limited

Suite No. 1

Private Bag X1

Melrose Arch, 2076

South Africa

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) of Harmony Gold Mining Company Limited, a company organized under the laws of South Africa (the “Company”), relating to the proposed offer to exchange all ordinary shares, including ordinary shares represented by American depositary shares, of Gold Fields Limited, a company organized under the laws of South Africa.

We hereby confirm our opinion to you as set forth in the first sentence of the first paragraph of the section of the prospectus entitled “Material South African Tax and U.S. Federal Income Tax Consequences”. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.

In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended This opinion is being provided for the sole benefit of the Company in connection with the filing of the Registration Statement so that it may comply with its obligations under the United States federal securities laws.

Very truly yours,